Exhibit 4.19

EXECUTION COPY

FIRST AMENDMENT TO

AMENDED AND RESTATED

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of April 19, 2013, and amends that certain Amended and Restated Membership Interest Purchase Agreement, dated as of February 13, 2013 (the “Original Execution Date”), by and among Constellation Beers Ltd., a Maryland corporation (“Constellation Beers”), Constellation Brands Beach Holdings, Inc., a Delaware corporation (“CBBH”), Constellation Brands, Inc., a Delaware corporation (“CBI”), and Anheuser-Busch InBev SA/NV, a Belgian corporation (“ABI”) (the “Agreement”).

W I T N E S S E T H

WHEREAS, on July 17, 2006, Diblo, S.A. de C.V., a Mexican sociedad anónima de capital variable (“Diblo”), and Constellation Beers (then known as Barton Beers, Ltd.) agreed to establish and engage in a joint venture, Crown Imports LLC, a Delaware limited liability company (the “Importer”), for the principal purpose of importing, marketing and selling beer packaged in containers bearing one or more of the trademarks belonging to Grupo Modelo, S.A.B. de C. V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (“Grupo Modelo”), or one of its Affiliates;

WHEREAS, GModelo Corporation, a Delaware corporation and a Subsidiary of Grupo Modelo (“Seller”), and Constellation Beers are parties to that certain Amended and Restated Limited Liability Company Agreement of Crown Imports LLC, dated as of January 2, 2007 (as amended through June 28, 2012, the “LLC Agreement”);

WHEREAS, Seller holds fifty percent (50%) of the limited liability company membership interests (the “LLC Interests”) of the Importer (the limited liability company membership interests owned by Seller, the “Importer Interest”);

WHEREAS, on February 13, 2013, Constellation Beers, CBBH, CBI and ABI enterered into the Agreement, pursuant to which ABI shall cause Seller to divest, and CBI shall cause Constellation Beers and CBBH to acquire, the Importer Interest; and

WHEREAS, the undersigned, being all of the parties to the Agreement, desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree to amend the Agreement as follows:

1. Capitalized terms used but not otherwise defined herein or in any exhibit attached hereto shall have the meanings given to them in the Agreement.

2. Section 12.5(b)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

(i) If the Seller Parties determine to sell the Entire Importer Interest to the Alternative Purchaser pursuant to a sale under this Section 12.5(b) (such a sale, a “Participatory Transaction”), then upon fifteen (15) days’ prior written notice from the Seller Parties (the “Drag-Along Notice”), which notice shall include, in reasonable detail, the terms and conditions of the Participatory Transaction, including the time and place of closing and the aggregate purchase price for the Entire Importer Interest, the Buyer Parties shall be obligated to, and shall, on the same terms and conditions specified in the Drag-Along Notice, sell, transfer and deliver, or cause to be sold, transferred and delivered, to the Alternative Purchaser, the CBI Interest in the same transaction at the closing of the Participatory Transaction (and will deliver certificates or assignments for the CBI Interest at such closing, free and clear of all claims, liens and encumbrances subject to customary exceptions); provided that, the Buyer Parties shall only be required to make representations and warranties relating to due organization of Buyer Parties, brokers, non-contravention, title and ownership of, and authority to sell the CBI Interest and shall only be required to provide indemnification to the Alternative Purchaser (which shall be capped at the net cash proceeds received by the Buyer Parties in the transaction and shall be on a pro rata basis with the Seller Parties’ indemnification obligations and subject to any limitations on the Seller Parties’ obligations to indemnify the Alternative Purchaser (including any caps on indemnification obligations)) for breaches of such representations and warranties and any covenants that both the Seller Parties and the Buyer Parties are required to make.

3. Exhibit A to the Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

4. (a) All references in the Agreement to “the date hereof”, “herein” or “the date of this Agreement” shall refer to the Original Execution Date and (b) the date on which the representations and warranties set forth in Articles IV and V of the Agreement are made by ABI, Constellation Beers, CBBH or CBI shall not change as a result of the execution of this Amendment and shall be made as of such dates as they were in the Agreement, in each of cases (a) and (b), unless expressly indicated otherwise in this Amendment.

5. Except as expressly provided above, all terms and conditions of the Agreement shall remain unchanged and in full force and effect.

6. THIS AMENDMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Amendment, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or Proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Amendment may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, Proceeding or transactions shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or Proceeding in the manner provided in Section 14.3 of the Agreement or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

7. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH 4.

8. This Amendment may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, taken together, shall be deemed to constitute one and the same instrument. This Amendment may be executed by facsimile signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly caused this Amendment to be executed, as an instrument under seal, as of the date first above written.

CONSTELLATION BEERS LTD.

By:	/s/ Thomas J. Mullin
Name:	Thomas J. Mullin
Title:	Executive Vice President

CONSTELLATION BRANDS BEACH HOLDINGS, INC.

By:	/s/ Perry R. Humphrey
Name:	Perry R. Humphrey
Title:	Vice President

CONSTELLATION BRANDS, INC.

By:	/s/ Thomas J. Mullin
Name:	Thomas J. Mullin
Title:	Executive Vice President

ANHEUSER-BUSCH INBEV SA/NV

By:	/s/ A. Randon
Name:	A. Randon
Title:	V.P. Control

By:	/s/ Benoit Loore
Name:	Benoit Loore
Title:	V.P. Legal Corporate & Compliance

[Signature Page to First Amendment to Amended and Restated Membership Interest Purchase Agreement]

EXHIBIT A

FORM OF INTERIM SUPPLY AGREEMENT

EXHIBIT A

TO FIRST AMENDMENT TO AMENDED AND RESTATED

MEMBERSHIP INTEREST PURCHASE AGREEMENT

INTERIM SUPPLY AGREEMENT

between

GRUPO MODELO, S.A.B. DE C.V.

and

CROWN IMPORTS LLC

Dated:             , 2013

INTERIM SUPPLY AGREEMENT

This Interim Supply Agreement (“Agreement”), dated this             day of             , 2013, is by and between Grupo Modelo, S.A.B. de C.V. (“Supplier”), and Crown Imports LLC, a Delaware limited liability company (“Crown”).

WITNESSETH:

WHEREAS, pursuant to the Brewery Purchase Agreement Constellation has purchased the Piedras Negras brewery located in Coahuila, Mexico;

WHEREAS, Supplier has agreed to sell to Crown a portion of its requirements for Products subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 For purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“ABI” means Anheuser-Busch, InBev NV/SA.

[****]

“Beer” means beer, ale, porter, stout, malt beverages, and any other versions or combinations of the foregoing, including, without limitation, non-alcoholic versions of any of the foregoing.

“Brewery” means the Piedras Negras Plant as that term is defined in the Brewery Purchase Agreement.

“Brewery Expansion Plan” means Future Expansion as that term is defined in the Brewery Purchase Agreement.

[****]	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Brewery Purchase Agreement” means that certain Stock Purchase Agreement dated as of February 13, 2013, pursuant to which Constellation agreed to purchase, or cause to be purchased by its designee(s), all of the issued and outstanding shares of capital stock of Compañia Cervecera de Coahuila, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico, and all of the issued and outstanding shares of capital stock of Servicios Modelo de Coahuila, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

“Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in New York, New York, Chicago, Illinois, or Mexico City, Mexico are authorized or obligated by law to close.

“Case” means (1) units aggregating approximately 288 ounces (except with respect to CORONITA in which instance such units shall aggregate approximately 168 ounces) plus (2) their Containers.

“Change of Control” means (i) any Prohibited Owner or Person controlled by a Prohibited Owner becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such Prohibited Owner or Person shall be deemed to have beneficial ownership of all shares that such Prohibited Owner or Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of all or any portion of any class of capital stock or equity interests (including partnership interests) then outstanding of Crown; provided, that, no such Prohibited Owner or Person shall be considered to be a beneficial owner of any class of capital stock or equity interests (including partnership interests) of Crown solely as a result of being a beneficial owner of Voting Stock of Constellation, (ii) any Prohibited Owner or Person controlled by a Prohibited Owner becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such Prohibited Owner or Person shall be deemed to have beneficial ownership of all shares that such Prohibited Owner or Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of all or any portion of any class of capital stock or equity interests (including partnership interests) then outstanding of the Company; provided, that, no such Prohibited Owner or Person shall be considered to be a beneficial owner of any class of capital stock or equity interests (including partnership interests) of the Company solely as a result of being a beneficial owner of Voting Stock of Constellation, (iii) any Prohibited Owner or Person controlled by a Prohibited Owner becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting power of the total outstanding Voting Stock of Constellation; (iv) any Prohibited Owner or Person controlled by a Prohibited Owner becomes a member of Crown or shareholder of the Company; or (v) a sale of all or substantially all of the assets of Crown to any Prohibited Owner or Person controlled by a Prohibited Owner.

“Company” means Constellation Beers, Ltd.

“Confidential Information” means all information and materials regarding the business of either party that are identified in writing as being confidential, including (whether or not identified in writing as being confidential for any of the following) business plans, financial information, historical financial statements, financial projections and budgets, historical and projected sales, pricing strategies and other pricing information, marketing plans, research and consumer insights, capital spending budgets and plans, the names and backgrounds of key personnel, personnel policies, plans, training techniques and materials, organizational strategies and plans, employment or consulting agreement information, customer agreements and information (including for distributors or retailers), names and terms of arrangements with vendors or suppliers, or other similar information. “Confidential Information” does not include, however, information which (i) is or becomes generally available to the public other than as a result of a breach by the receiving party (or its Affiliates) of its obligations of confidentiality and non-use set forth herein, (ii) was available to the receiving party or its Affiliates on a non-confidential basis prior to its disclosure by the disclosing party, or (iii) becomes available to the receiving party on a non-confidential basis from a person other than Crown or any of its Affiliates.

“Constellation” means Constellation Brands, Inc. and shall include any successor thereto.

“Container” means the bottle, can, keg, or similar receptacle in which Product is directly placed, and the box, carton or similar item in which such receptacle is packaged.

“CPA Firm” means Ernst & Young LLP or if Ernst & Young LLP is unable to serve as contemplated hereunder, such other nationally recognized accounting firm reasonably acceptable to Supplier and Crown.

“CPI” means, [****]

“CPI Adjustment” means, [****]

[****]

“Crown” has the meaning assigned to that term in the Preamble

“Designated Brewery” means, with respect to any Product, the brewery at which Grupo Modelo or its Subsidiaries produce such Product for sale to Crown.

“DOJ” means the United States Department of Justice Antitrust Division or any authorized representatives thereof.

“Eligible Supplier” has the meaning assigned to that term in Section 1.1 of the Sub-License Agreement.

“Excess” means, for any three month period described in Exhibit B the amount of Products purchased and sold hereunder exceeding the Volume Threshold.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder, in each case, as amended.

“Extended Storage” has the meaning assigned to that term in Section 4.1(b).

[****]	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Extension Period” has the meaning assigned to that term in Section 8.1.

“Final Judgment” means the proposed Final Judgment filed on April [—], 2013 in United States v. Anheuser-Busch InBev SA/NV and Grupo Modelo S.A.B. de C.V., Case 1:13-cv-00127 (Hon. Richard W. Roberts), as such proposed Final Judgment may be modified by agreement of the parties in that action with the approval of any court of law or equity of competent jurisdiction.

“Fiscal Year” means the twelve-month period commencing on March 1 and ending on the last day of February of the next calendar year.

“FOB” means “free on board” the Designated Brewery; meaning for purposes of this Agreement that (i) Supplier shall bear the expense and risk of loss of transporting Product to the Designated Brewery and (ii) that title to Product shall pass from Supplier to Crown at the Designated Brewery.

“Force Majeure” means the inability, after giving effect to the allocation requirements of Section 2.1, of Supplier to supply Product pursuant to Article II as a direct result of: acts of God; strikes or other labor unrest; civil disorder; fire; explosion; perils of the sea; flood; drought; war; riots; sabotage; terrorism; accident; embargo; priority, requisition or allocation mandated by governmental action; changes in laws or regulations, or the enforcement or interpretation thereof, that impair the Production or export of Beer into the Territory; shortage or failure of supply of ingredients or raw materials necessary to produce Product; or other cause beyond control of Supplier or the Modelo Group. The duration of any Force Majeure occurrence is limited to the period during which Supplier is unable to supply Product, or make reasonable alternative arrangements to supply Product, due to the event or condition giving rise to such Force Majeure occurrence.

“GAAP” means generally accepted accounting principles, consistently applied.

“Grupo Modelo” means Grupo Modelo, S.A.B. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

“herein” and “hereunder” refer to this entire Agreement.

“Import Business” means importing, marketing and selling the Products and directly related activities in the Territory hereunder.

“law”, unless otherwise expressly stated in this Agreement, includes statutes, regulations, decrees, ordinances and other governmental requirements, whether federal, state, local or of other authority.

“Marcas Modelo” means Marcas Modelo, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

“Modelo Group” means Grupo Modelo and all Persons that, now or in the future, are related to Grupo Modelo by virtue of Grupo Modelo’s direct or indirect share ownership, and any Affiliates thereof, and ABI, Anheuser-Busch Companies, LLC, Anheuser-Busch International, Inc., Anheuser-Busch International Holdings, LLC, and any of their respective Affiliates.

“New Physical Unit” means any Physical Unit added since June 28, 2012 to the Importer Agreement, dated as of January 2, 2007, between Extrade II, S.A. de C.V. and Crown, as amended.

“Permitted Holders” means (a) Marilyn Sands, her descendants (whether by blood or adoption), her descendants’ spouses, her siblings, the descendants of her siblings (whether by blood or adoption), Hudson Ansley, Lindsay Caleo, William Caleo, Courtney Winslow, or Andrew Stern, or the estate of any of the foregoing Persons, or The Sands Family Foundation, Inc., (b) trusts which are for the benefit of any combination of the Persons described in clause (a), or any trust for the benefit of any such trust, or (c) partnerships, limited liability companies or any other entities which are controlled by any combination of the Persons described in clause (a), the estate of any such Persons, a trust referred to in the foregoing clause (b), or an entity that satisfies the conditions of this clause (c).

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, a company with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal representative, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted.

“Physical Unit” means the shipping unit of a Product set forth on the Price Sheet. For example, the Physical Unit for (a) Corona Extra six pack in cans is four such six-packs of 12 oz. cans, (b) Corona Extra twelve pack bottles is two such twelve packs of 12 oz. bottles, (c) Coronita six pack bottles is four such six-packs of 7 oz. bottles, and (d) Corona Light Quarter-barrel Slim is one such Quarter-barrel Slim.

“Prohibited Owner” means Carlsberg Breweries A/S, Heineken Holding NV, SABMiller plc, Molson Coors Brewing Company, Miller Coors LLC, any of their respective controlled Affiliates and any successor of any of the foregoing, or any Person (other than a Subsidiary of Constellation or a Permitted Holder) owning, distributing or brewing Beer brands of which 275 million Cases or more were sold in the Territory during the calendar year ended immediately prior to the determination of whether such Person is a Prohibited Owner.

“Price” has the meaning assigned to that term in Section 3.1.

“Price Sheet” means that certain Price Sheet agreed to by ABI and Constellation on June 28, 2012, plus any Physical Units added since that date to the Importer Agreement, dated as of January 2, 2007, between Extrade II, S.A. de C.V. and Crown, as amended.

“Product” means Beer packaged in Containers bearing one or more of the Trademarks and sold to Crown pursuant to this Agreement and as described on the Price Sheet.

“Production” means the manufacturing, bottling and packaging of Beer.

“Requirements” means all Products required by Crown for delivery and sale to its customers in the Territory.

“Requisite Licenses” has the meaning assigned to that term in Section 6.1.

“saleable” has the meaning assigned to that term in Section 4.1(b).

“SKU” for any Product means the Physical Unit in which it is sold by Supplier to Crown. Any difference in the Containers for a Product (whether in size, shape or materials), secondary packaging for the Containers, quantities of Containers contained in the secondary packaging, configurations of Containers contained in the secondary packaging or other distinct attributes in a configuration shall be considered to be a separate SKU.

“Sub-license Agreement” means the Amended and Restated Sub-license Agreement dated as of the date hereof by and between Constellation Beers Ltd. and Marcas Modelo.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions of such entity (irrespective of whether at the time capital stock of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate is at the time owned by such first Person, or by such first Person and one (1) or more of its other Subsidiaries or by one (1) or more of such Person’s other Subsidiaries.

“Supplier” has the meaning assigned to that term in the Preamble.

“Territory” has the meaning assigned to that term in Section 1.1 of the Sub-License Agreement.

“Trademarks” has the meaning assigned to that term in Section 1.1 of the Sub-License Agreement.

“Transition Services Agreement” means the Transition Services Agreement dated as of the date hereof between ABI and Constellation.

“unsaleable” has the meaning assigned to that term in Section 4.1(b).

“Volume Threshold” means, with respect to any three month period described in Exhibit B, a number of hectoliters equal to forty percent (40%) of the Requirements for such three month period.

“Voting Stock” means (i) with respect to a corporation, the stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect or appoint at least a majority of the board of directors or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) and (ii) with respect to a partnership, limited liability company or business entity other than a corporation, the equity interests thereof.

1.2 Construction

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Schedule” or “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of this Agreement, unless otherwise specifically stated; (v) the words “include” or “including” shall mean “include, without limitation” or “including, without limitation;” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context otherwise requires, references to statutes shall include all regulations promulgated thereunder and, except to the extent specifically provided below, references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. This Agreement is the joint drafting product of the parties hereto and each provision has been subject to negotiation and agreement and shall not be construed for or against any party as drafter thereof.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f) All amounts in this Agreement are stated and shall be paid in United States dollars.

ARTICLE II

SUPPLY OF PRODUCT LINE

2.1 (a) On and after the date hereof, subject to Section 5.1, Supplier shall be obligated to supply to Crown during each calendar year the Requirements not supplied by the Brewery and Eligible Suppliers. In the event members of the Modelo Group from which Supplier purchases Product do not have sufficient quantities of Beer of the brands subject to this Agreement and produced in Mexico to supply all their domestic and export customers (including, without limitation, for adequate inventory purposes), allocation of Beer of such brands shall be made no less favorably to Crown (through Supplier) for importation and sale within the Territory than to any other customers of such members of the Modelo Group or markets, including the domestic market of Mexico.

(b) In producing and packaging the Products, Supplier shall comply with its customary and established quality standards, and applicable law, including the law of any State in the Territory in which the Products are sold.

2.2 All orders for Product under this Agreement shall be made by Crown specifying the type of Product ordered and the quantities thereof. Subject to Section 2.1 and Force Majeure, each such order shall constitute a binding obligation between Crown and Supplier in accordance with the terms of this Agreement five (5) days after receipt thereof by Supplier on the terms of the order, subject to modifications that the parties agree to within such five-day period.

2.3 EXCEPT AS STATED IN THIS AGREEMENT, SUPPLIER MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, CONCERNING PRODUCT.

2.4 Supplier will supply Product to Crown FOB the Designated Brewery (whether rail or other transportation as requested by Crown). Subject to Force Majeure, all Product to be supplied to Crown by Supplier pursuant to an order under Section 2.2 shall be delivered within thirty (30) days of final Production, and (i) in no event more than thirty (30) days after the end of the calendar month in which such order is to be filled under Section 2.5 and (ii) in a manner consistent in all material respects with the ordinary course of business of the Designated Brewery during the twenty-four (24) months immediately preceding the date hereof. Crown guarantees to Supplier the payment of all freight, customs, handling and other charges incurred with respect to Product after delivery to Crown. Supplier will not charge for packing, boxing or crating a shipment of Product.

2.5 Crown shall use its commercially reasonable efforts to deliver to Supplier not later than the fifth (5th) working day of each calendar month requests covering, in the aggregate, all Product that Crown wishes to purchase from Supplier during the succeeding calendar month or, in the case of Negra Modelo and Corona Light, the second succeeding calendar month. To the extent compatible with Crown’s resale prospects and each party’s obligations under this Agreement, the parties respectively shall use their commercially reasonable efforts to the end that the deliveries contemplated in corresponding orders occur at reasonably uniform volumes and intervals during any Fiscal Year and within each calendar month. Crown shall use its commercially reasonable efforts to maintain adequate inventories and distribution channels to meet its sales responsibilities hereunder without undue pressure on production schedules of the Modelo Group.

2.6 All terms and conditions set forth on any order shall be of no force and effect, other than the type of Product ordered, the quantities ordered and the mode of transportation if other than rail.

2.7 Anything in Section 2.2 to the contrary notwithstanding, in the event of any conflict between the provisions of any order and the provisions of this Agreement (including without limitation terms of payment and warranties concerning Product), the provisions of this Agreement shall govern.

2.8 In connection with the transportation of Product from the Designated Brewery, Crown shall be responsible for:

(a) Providing Supplier with such information as may be reasonably required by Grupo Modelo to establish the daily and monthly shipping schedules of Designated Breweries;

(b) Monitoring the performance of the daily and monthly shipment schedules established and furnished to Crown by Supplier;

(c) Communicating to carriers the volume of Crown’s orders theretofore accepted by Supplier;

(d) Monitoring carriers’ adherence to the shipping schedules established by Grupo Modelo;

(e) Assisting Supplier in complying with requirements established by U.S. federal, state and local government agencies;

(f) In coordination with Supplier’s Export Department, organizing transportation, designating the transport vehicles and equipment required for the Product to be shipped from the Designated Brewery and ordering such vehicles (Crown to be responsible for ordering the transportation and equipment vehicles from the transporter; however, Supplier to be responsible for (1) scheduling with the transporter times when the transporter will make transportation vehicles and equipment available as ordered by Crown at the Designated Brewery for loading, (2) making Product available for loading at scheduled times and (3) loading Product on the transportation vehicles so ordered by Crown at scheduled times, which tasks shall be performed by Supplier in a manner no less diligently than performed by Supplier for Crown during the twelve (12) month period immediately preceding the date hereof); and Supplier shall hold Crown harmless with respect to any demurrage or other claims of the transporter against Crown that result from Supplier not performing any of the actions described in clauses 1, 2 and 3 of this Section 2.8(f));

(g) Processing (with the cooperation of Supplier, but without cost to, or liability of, Supplier) insurance and other claims for damage to Product arising after delivery FOB the Designated Brewery (including during any such transportation of such Product after such delivery) and taking the responsibility for destruction of damaged Product in accordance with Section 4.3;

(h) Cooperating with Supplier by providing such other assistance as may be reasonably required to effect the shipment of Product as provided in this Agreement;

(i) Not purporting to act in the name of Supplier when arranging for transportation of Product; and

(j) Making certain that no employee or other representative of Crown enters a brewery or other facility of a Designated Brewery or Supplier without use of visitor identification cards issued by such brewery or facility.

2.9 (a) Supplier shall notify Crown in advance of any changes to the country of origin or, other than de minimis changes, to the appearance, color, alcohol content, carbonation level or taste profile of a Product (which for avoidance of doubt shall include the Container thereof). No such changes shall be permitted if any such change would be reasonably likely to be adversely perceptible, without the prior written consent of Crown, which consent shall not be unreasonably withheld or delayed. If such consent is provided, then Crown shall have the right to use up any inventory of Product having the former appearance, color, alcohol content, carbonation level or taste profile or country of origin. If any such change effected pursuant to this subsection without the prior written consent of Crown is adversely perceptible, Supplier shall promptly halt such change and resume production of the Product in its prior state. For purposes of Sections 2.9(a) and (b), a change shall be considered to be adversely perceptible if the ordinary average consumer of the Product perceives such change as having a negative effect on the Product.

(b) Supplier shall notify Crown in advance of any changes to the quality or structural integrity of a Container, other than de minimis changes. No such changes shall be permitted if any such change would be reasonably likely to be adversely perceptible or to adversely affect the quality and condition of the Product upon delivery to Crown or to the ultimate consumer, without the prior written consent of Crown, which consent shall not be unreasonably withheld or delayed. If such consent is provided, then Crown shall have the right to use up any inventory of Product packaged in the former Container. If any such change effected pursuant to this subsection without the prior written consent of Crown is adversely perceptible or adversely affects the quality and condition of the Product upon delivery to Crown or to the ultimate consumer, Supplier shall promptly halt such change and resume use of the former Containers.

(c) Supplier shall not discontinue any Product without the prior written consent of Crown, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary in the foregoing, Supplier may discontinue a Product upon at least [****] written notice, without consent of Crown, if the Product is not sold in Mexico and the Product had [****] sales of less than [****] Cases (or if such Product is intended to be sold only in limited regions of the Territory because of regulatory restrictions in such region, for example restrictions relating to the alcohol content of Beer or special deposit requirements, had [****] sales of less than [****] Cases) in the Territory for [****] immediately prior to such discontinuance. If a Product is properly discontinued pursuant to this Section 2.9(c) by Supplier, then Crown shall have the right to use up any inventory of such discontinued Product.

2.10 Supplier and Crown will cooperate and use commercially reasonable efforts to reduce their mutual costs of production, shipping and handling of the Products, improve timeliness of delivery and freshness of Products delivered to Crown and reduce damage to Products caused during transit from the breweries to Crown.

[****]	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE III

PRICING AND PAYMENT PROCEDURES

3.1 As to each Product, other than New Physical Units, the initial price on the Physical Units described in the Price Sheet to be charged by Supplier commencing on the date of this Agreement shall be stated as the “Price” in the Price Sheet for each Physical Unit, less, for each specified Price, $1.82 per Physical Unit. The initial price for each New Physical Unit shall be the all in transfer price (including [****]) payable by Crown to Extrade II pursuant to the Importer Agreement between such parties for such New Physical Unit as such price is in effect on the date hereof, less $1.82 per New Physical Unit. Prices for Physical Units shall be hereinafter described as “Prices.” Prices shall be subject to the adjustments described below.

3.2 Within [****] of determining the “Final EBITDA Amount” (as defined in the Brewery Purchase Agreement), the existing Price for each Physical Unit shall be increased by $1.82 per case and decreased by the quotient of the Final 2012 EBITDA Amount (but in no event higher than $370,000,000) divided by 170,000,000 Cases. The Price Sheet shall then be promptly updated to reflect such adjustment. The revised Price shall be effective on and after the date of such determination, and such revision shall not affect the Price of any Product purchased and sold prior to such determination.

On the [****], the Price for each Product shall be increased or decreased from the Price previously in effect by the CPI Adjustment (including the effect of any adjustment previously effected pursuant to the preceding paragraph).

3.3 (a) Promptly after effecting a shipment of Product to Crown, Supplier shall so notify Crown and provide to Crown an invoice for such shipment. Crown having received such invoice from Supplier shall pay such invoiced price in United States Dollars within [****] days of receipt of such invoice. Crown shall be entitled to a discount of one percent of the Price for Product if (i) payment for such Product is made by Wednesday following the week in which such Product was shipped and (ii) Supplier receives the corresponding payment by wire transfer of immediately available funds to a bank account designated by Supplier. If the Price is not paid on its due date, the unpaid amount shall bear interest from the due date until paid at the rate of 1-1/2% per month or the maximum rate allowed by applicable law, whichever is lower.

(b) During any period in which Crown has not paid the purchase price for any Product delivered and sold hereunder within [****] days of receipt of the invoice thereof, Supplier shall not be obligated to deliver any additional Product hereunder unless Crown has made arrangements satisfactory to Supplier to pay the purchase price for such Product not later than the delivery of such Product to Crown.

(c) At the end of each three-month period following the date hereof, Crown shall make a payment to Supplier, or shall receive a credit against amounts then owing to Supplier, [****] as described on Exhibit B.

[****]	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE IV

PRODUCT QUALITY

4.1 The following provisions shall apply to Product after Production:

(a) Supplier warrants Product under normal conditions and circumstances to remain suitable for resale and consumption for a period of up to one hundred eighty (180) days from the date of final Production. Supplier further warrants that when received by Crown from Supplier the appearance, color, alcohol content, carbonation level and taste profile of a Product (which for the avoidance of doubt will include the quality and structural integrity of the Container thereof) produced by a Designated Brewery will be consistent in all material respects with the appearance, color, alcohol content, carbonation level and taste profile of a Product (which for the avoidance of doubt will include the quality and structural integrity of the Container thereof) produced by such Designated Brewery and received by Crown from Supplier during the twenty-four (24) month period immediately prior to the date hereof.

(b) As used herein, “Extended Storage” means the elapsing of more than thirty (30) days between the date any Product sold under this Agreement reaches its first storage in the United States of America and the date such Product is received by a retailer or other direct purchaser from Crown. Crown acknowledges that it is Supplier’s policy to avoid Extended Storage. To the extent permitted by law Crown shall use commercially reasonable efforts to support said policy. Either party may, at its option and sole expense, at any time, cause J.E. Siebel Sons’ Company, Inc. (or any other third-party investigator approved in writing by Supplier and Crown) to examine samples of any quantity of Product (and the corresponding Containers) sold under this Agreement and in the possession of Crown or any retailer or other purchaser for resale, and to advise Crown and Supplier in writing whether the Product so examined is suitable for resale and consumption (hereinafter called “saleable”). In the event such Product is so determined not to be saleable (hereinafter called “unsaleable”):

1. Crown shall, upon written request from Supplier, be obligated to arrange for the destruction of unsaleable Product and replace the same with saleable Product and may otherwise do so at its option.

2. Supplier shall bear the cost of any such destruction and cost of replacement of such Product at laid-in cost to Crown, to the extent such Product is unsaleable due to a breach of Supplier’s warranty in Section 4.1(a).

3. In the event Supplier requests such destruction and the Product is not unsaleable due to a breach of Supplier’s warranty in Section 4.1(a), then Crown shall bear the cost of such destruction and replacement.

4.2 In the event Product or a Container is damaged in transit after same is delivered FOB the Designated Brewery for a period up to one hundred eighty (180) days from the date of final Production, whether prior to or after the time same leaves Mexico, Crown shall so inform Supplier and shall cooperate with Supplier as to (1) whether the corresponding Product or Container should be destroyed because the damage has rendered the Product or Container unsaleable, and, if so, (2) the time, place and manner of such destruction, provided that Supplier shall indemnify Crown for any losses, costs or expenses incurred by Crown relating to any such destruction not covered by insurance.

4.3 If Crown destroys any Product pursuant to Section 4.1 or 4.2, an authorized officer of Crown shall execute and deliver to Supplier a certificate in the form of Exhibit A certifying as to such destruction, and Supplier shall cooperate with Crown to accomplish any such destruction but, except as otherwise provided in Section 4.1(b), Crown shall be responsible for all costs of such destruction. In addition, any insurance policy of Crown covering Product shall require the insurer issuing such policy not to take any action inconsistent with the terms of Sections 4.1 and 4.2. Upon obtaining any such insurance policy, Crown shall promptly furnish Supplier with a copy of the same.

ARTICLE V

REPORTS

5.1 Crown shall deliver to Supplier the following:

(a) Not later than sixty (60) days prior to the beginning of each Fiscal Year, a Forecast Report in the electronic form customarily provided by Crown to Supplier indicating by calendar months the purchases of Product Crown expects to make during such year under this Agreement by brand, label, package and any other distinguishing presentation required by governmental authorities.

(b) Not later than twenty (20) days prior to the beginning of each calendar month, a Forecast Report Update in the electronic form customarily provided by Crown to Supplier updating, for the calendar months remaining in such year, the Forecast Report originally delivered for the corresponding Fiscal Year.

(c) Crown shall be obligated to purchase not less than [****] of the amount forecast in each Forecast Report Update for the first calendar month next succeeding such Forecast Report Update and Supplier shall not be obligated to sell to Crown more than [****] of the amount forecast for such calendar month, and Crown shall be obligated to purchase not less than [****] of the amount forecast in each Forecast Report Update for the second calendar month next succeeding such Forecast Report Update and Supplier shall not be obligated to sell to Crown more than [****] of the amount forecast for such calendar month.

(d) For January of each Fiscal Year, Crown shall be obligated to purchase not less than [****] of the amount forecast in the respective Forecast for such month and Supplier shall not be obligated to sell to Crown more than [****] of the amount forecast for such month and, subject to the rights and obligations of Crown and Supplier arising out of the Forecast Report Update as described in Section 5.1(c), for February of each Fiscal Year, Crown shall be obligated to purchase not less than [****] of the amount forecast in the respective Forecast for such month and Supplier shall not be obligated to sell to Crown more than [****] of the amount forecast for such month.

[****]	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

5.2 Crown shall deliver each report required by Section 5.1 by such means of electronic transmission or delivery as Supplier may reasonably request from time to time.

5.3 Supplier may at its own expense, upon reasonable advance notice to Crown, through accountants or other representatives designated by Supplier for such purposes, enter during normal business hours any storage facility or business office owned or controlled by Crown and examine such facilities, inventories and that portion of the books and records of Crown needed to determine the accuracy of any report delivered under, or compliance by Crown with, this Agreement. Crown may at its own expense, upon reasonable advance notice to Supplier, through accountants or other representatives designated by Crown for such purposes, enter during normal business hours any storage or production facility or business office owned or controlled by Supplier and examine such facilities, inventories and that portion of the books and records of Supplier needed to determine compliance by Supplier with this Agreement; provided that any such access on behalf of Supplier or Crown to confidential information, data and work papers shall be provided solely to such accounting firm on a clean room basis and such accounting firm shall not have the right to provide any such confidential information, or any summaries thereof, to Crown or Supplier, as the case may be, or any of its Affiliates.

5.4 (a) Unless otherwise agreed to in writing by Crown, Supplier agrees (and Supplier agrees to cause its Affiliates) (a) to keep confidential all Confidential Information of Crown and not to disclose or reveal any of such Confidential Information to any Person other than (i) those directors, officers, employees, stockholders, legal counsel, accountants, and other agents of Supplier or its Affiliates who are actively and directly participating in the performance of the obligations and exercise of the rights of Supplier under this Agreement, and (b) not to use Confidential Information of Crown for any purpose other than in connection with the performance of the obligations and exercise and enforcement of the rights of Supplier hereunder. The obligation to maintain confidentiality of and restrictions on the use of Confidential Information hereunder, shall include with respect to any Confidential Information obtained by Supplier and its Affiliates prior to the date hereof.

(b) If Supplier is required by law, court order or government order or regulation to disclose Confidential Information, Supplier shall provide notice thereof to Crown and, after consultation with Crown and, at the sole cost and expense of Crown, reasonably cooperating with Crown to object to or limit such disclosure, shall be permitted to disclose only that Confidential Information so required to be disclosed.

5.5 Unless otherwise agreed to in writing by Supplier, Crown agrees (and Crown agrees to cause its Affiliates) (a) to keep confidential all Confidential Information of Supplier and the Modelo Group and not to disclose or reveal any of such Confidential Information to any Person other than (i) those directors, officers, employees, stockholders, legal counsel, accountants, and other agents of Crown or its Affiliates who are actively and directly participating in the performance of the obligations and exercise of the rights of Crown under this Agreement, and (b) not to use Confidential Information of Supplier and the Modelo Group for any purpose other than in connection with the performance of the obligations and exercise and enforcement of the rights of Crown hereunder. The obligation to maintain confidentiality of and restrictions on the use of Confidential Information hereunder, shall include with respect to any Confidential Information obtained by Crown prior to the date hereof.

If Crown is required by law, court order or government order or regulation to disclose Confidential Information, Crown shall provide notice thereof to Supplier and, after consultation with Supplier and, at the sole cost and expense of Supplier, reasonably cooperating with Supplier to object to or limit such disclosure, shall be permitted to disclose only that Confidential Information so required to be disclosed.

5.6 The parties agree that the confidential information of Crown relating to pricing or sales is competitively sensitive, and Supplier shall establish, implement and maintain procedures and take such other steps that are reasonably necessary to prevent any disclosure of such information to its employees and those of its Affiliates who have direct responsibility for marketing, distributing or selling Beer (other than the Products) in the United States.

ARTICLE VI

COMPLIANCE WITH LAWS

6.1 During the term of this Agreement, Crown shall obtain and maintain in good standing, or otherwise have valid access to, all U.S. (federal and state) licenses required for the performance of this Agreement by Crown, including without limitation all licenses required for the importation or sale of Product in the Territory (“Requisite Licenses”). Within thirty (30) days after the amendment, loss or new issuance of any Requisite License (other than ordinary course annual or other renewals or amendments), Crown shall deliver to Supplier written notice thereof.

6.2 Crown agrees (a) to comply with all laws applicable to the selling of Product, including, without limitation, those relating to labels and identifying marks on Containers, and to comply with the Foreign Corrupt Practices Act and similar laws applicable to Crown or the Import Business and (b) not to commit any act that will subject Supplier to any civil, criminal, or other liability. Crown agrees to indemnify and hold Supplier harmless with respect to any breach by Crown of the preceding sentence.

6.3 As regards laws relating to labels or other identifying marks on Containers supplied by Supplier, Crown shall be deemed to have fully satisfied Crown’s obligations if, within a reasonable period prior to Supplier’s shipment of Product identified by any new form of label or mark, Crown obtains approval of the labels or marks to be used on such Container and advises Supplier fully and correctly in writing of all requirements of corresponding law. After receipt from Crown of such written advice, Supplier shall be responsible for the labeling and marking of Containers in conformity with such advice.

6.4 As and when requested by Crown, Supplier shall use its commercially reasonable efforts to sign and deliver to Crown such documents as Crown requires for filing with governmental authorities to comply with laws applicable to the importation or sale of Product.

6.5 Supplier and Crown agree that the federal and state laws governing the rights and obligations of brewers or suppliers of Beer and their wholesalers shall not apply as between themselves in connection with the transactions described herein.

ARTICLE VII

INDEMNIFICATION AND INSURANCE

7.1 Crown agrees to indemnify and hold harmless Supplier from and against any and all claims, losses, liabilities, costs and expenses (including reasonable fees and disbursements of attorneys) arising out of any resale of any damaged or unsaleable Product by Crown. Supplier agrees to indemnify and hold harmless Crown from and against, any and all claims, losses, liabilities costs and expenses (including reasonable fees and disbursements of attorneys) arising (a) out of any failure to label and mark Containers supplied by Supplier in conformity with law or (b) out of any actual or alleged defect in the manufacture of Product or Containers supplied by Supplier, including but not limited to those based on or resulting from damages actually or allegedly caused to persons or the property of third parties by reason of any such failure or defect. The provisions of this Section 7.1 shall survive the expiration or other termination of this Agreement with respect to any claim, loss, liability, cost or expense, whenever incurred or asserted, arising out of any act, omission or condition that preceded such expiration or termination.

7.2 Crown represents to Supplier that (a) Crown shall maintain at all times during the term of this Agreement with a reputable insurance company domiciled in the United States of America a multiperil policy covering (subject to customary deductibles) liability to third parties for personal injury in such amounts (both aggregate and per occurrence) as may be customary in the Beer industry in the United States of America, but not less than $10,000,000.00, and for property damage in such amounts (both aggregate and per occurrence) as may be customary in the Beer industry in the United States of America, but not less than $10,000,000.00, arising from the importation and sale of Product under this Agreement, together with excess liability insurance, in umbrella form, with limits of at least $5,000,000 for each occurrence with no aggregate limit, and (b) Crown will maintain such policy naming Supplier as an additionally insured party (or a replacement insurance policy providing no less coverage which is obtained from a reputable insurance company domiciled in the United States of America) in effect so long as this Agreement remains in force.

7.3 Supplier represents to Crown (a) that Supplier shall maintain at all times during the term of this Agreement with a reputable insurance company similar insurance covering (subject to customary deductibles) liability to third parties for personal injury in such amounts (both aggregate and per occurrence) as may be customary in the Beer industry in Mexico, but not less than $10,000,000.00, and for property damage in such amounts (both aggregate and per occurrence) as may be customary in the Beer industry in Mexico, but not less than $10,000,000.00, arising from the importation and sale of Product under this Agreement, together with excess liability insurance, in umbrella form, with limits of at least $5,000,000 for each occurrence with no aggregate limit, and (b) that Supplier will maintain such policy naming Crown as an additionally insured party (or a replacement insurance policy providing no lesser coverage which is obtained from a reputable insurance company) in effect so long as this Agreement remains in force.

7.4 With respect to the insurance described in Sections 7.2 and 7.3, (a) each party shall pay all costs and expenses of the insurance it carries, and (b) each party shall promptly deliver to the other, at the request of the other, a copy of the insurance policies and other documentation evidencing compliance with such party’s obligations to maintain such insurance.

ARTICLE VIII

TERM; TERMINATION

8.1 (a) Except as provided below, the term of this Agreement shall commence on the date hereof and shall terminate on the third anniversary hereof. For the avoidance of doubt, any extensions provided below are subject to the approval by the DOJ pursuant to the Final Judgment.

(b) If Crown and its Affiliates have not completed the Brewery Expansion Plan on or prior to on the third anniversary hereof, Crown may provide written notice to Supplier not later than one hundred twenty (120) days prior to such date stating that despite the reasonable efforts of Crown and its Affiliates to complete such Brewery Expansion Plan, which statement shall not be subject to review or challenge by Supplier, continuing supply of Product is required, the terms and provisions of this Agreement shall continue for an additional year, or such lesser period as Crown may set forth in the notice. Prior to the DOJ’s decision to approve or deny any extension as described in Section 8.1(a), Supplier shall conduct itself as if the extension set forth in any such notice from Crown will be permitted by the DOJ.

(c) If Crown and its Affiliates have not completed the Brewery Expansion Plan on or prior to the end of any additional term implemented pursuant to Section 8.1(b), Crown may provide written notice to Supplier not later than one hundred twenty (120) days prior to the end of such additional term stating that despite the reasonable efforts of Crown and its Affiliates to complete such Brewery Expansion Plan, which statement shall not be subject to review or challenge by Supplier, continuing supply of Product is required, the terms and provisions of this Agreement shall continue for an additional year, or such lesser period as Crown may set forth in the notice. Prior to the DOJ’s decision to approve or deny any extension as described in Section 8.1(a), the Supplier shall conduct itself as if the extension set forth in any such notice from Crown will be permitted by the DOJ.

(d) Under no circumstances shall the term of this Agreement exceed five (5) years.

8.2 Supplier may terminate this Agreement upon written notice to Crown following a Change of Control. Any such termination shall become effective on the sixtieth (60th) day after delivery of such notice to Crown.

8.3 Upon expiration of this Agreement, the obligations of the parties to supply and purchase Products shall terminate, but all rights and obligations accrued or relating to periods prior to the date of expiration shall continue and remain in full force and effect.

ARTICLE IX

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principles of conflicts of laws that would require application of the substantive laws of any other jurisdiction. Crown and Supplier agree that the International Convention on the Sale of Goods shall not apply to this Agreement. Crown and Supplier irrevocably consent to the exclusive personal jurisdiction and venue of the courts of the State of New York or the federal courts of the United States, in each case sitting in New York County, in connection with any action or proceeding arising out of or relating to this Agreement. Crown and Supplier hereby irrevocably waive, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of such action or proceeding brought in such a court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum. Crown and Supplier irrevocably consent to the service of process with respect to any such action or proceeding in the manner provided for the giving of notices under Section 10.4, provided, the foregoing shall not affect the right of either Crown or Supplier to serve process in any other manner permitted by law. Crown and Supplier hereby agree that a final judgment in any suit, action or proceeding shall be conclusive and may be enforced in any jurisdiction by suit on the judgment or in any manner provided by applicable law.

ARTICLE X

MISCELLANEOUS

10.1 Neither party may assign any right under this Agreement without the prior written consent of the other party, provided that (i) Crown may assign this Agreement and its rights and obligations hereunder to any (A) Subsidiary of Constellation who agrees in writing to be bound by all terms and conditions of this Agreement and in that event such assignee shall be deemed to be Crown for all purposes of this Agreement, or (B) Person to whom Constellation Beers Ltd. assigns the Sub-License Agreement; provided, however, for any other assignment by Crown hereunder (other than to a Prohibited Owner) the prior written consent of Supplier shall not unreasonably be withheld; (ii) Supplier may assign this Agreement and its rights and obligations hereunder to any Subsidiary of ABI and in that event such assignee shall be deemed to be Supplier for all purposes of this Agreement; and (iii) Supplier may assign to one or more Subsidiaries of Grupo Modelo owning a Designated Brewery the rights and obligations hereunder to sell, supply and receive payment for the Product to Crown produced by the respective Designated Brewery, and in that event any such assignee in performing or enforcing such rights and obligations shall be deemed to be Supplier for purposes of this Agreement. Any purported assignment not in strict compliance with the preceding sentence shall be null and void and of no force and effect. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

10.2 The captions used in this Agreement are for convenience of reference only and shall not affect any obligation under this Agreement.

10.3 This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts, taken together, shall constitute one and the same instrument. Signatures sent by facsimile shall constitute and be binding to the same extent as originals. This Agreement may not be amended except by an instrument in writing signed by both parties.

10.4 Any notice, claims, requests, demands, or other communications required or permitted to be given hereunder shall be in writing and will be duly given if: (a) personally delivered, (b) sent by facsimile or (c) sent by Federal Express or other reputable overnight courier (for next Business Day delivery), shipping prepaid as follows:

If to Crown:	Crown Imports LLC
One South Dearborn St, Suite 1700
Chicago, IL 60603
Attention: President
Telephone: +1 (312) 873-9600
Facsimile: +1 (312) 346-7488

With a copy to	Constellation Brands, Inc.
(which copy shall	207 High Point Drive, Building 100
not serve as notice	Victor, New York 14564
hereunder):	Attention: General Counsel
Telephone: +1 (585) 678-7266
Facsimile: +1 (585) 678-7103

With a second	Nixon Peabody LLP
copy to (which	1300 Clinton Square
copy shall not	Rochester, NY
serve as notice	Attention: James O. Bourdeau
hereunder):	Telephone: +1 (585) 263-1000
Facsimile: +1 (585) 263-1600

If to Supplier:	Grupo Modelo, S.A.B. de C.V.
Av. Javier Barnos Sierra
555-3 Piso
Col. Santa Fe
01210 Mexico, D.F.
Attention: General Counsel
Telephone: + (5255) 2266-0000
Facsimile: + (5255) 2266-0000

With a copy to	Anheuser-Busch InBev
(which copy shall	Brouwerijplein 1
not serve as notice	Leuven 3000
hereunder):	Belgium
Attention: Chief Legal Officer and Company Secretary Telephone: + 32 16 27 69 42
Facsimile: + 32 16 50 66 99

With a second	Sullivan & Cromwell LLP
copy to (which	125 Broad Street
copy shall	New York, New York 10004
not serve as notice	Attention: Frank J. Aquila
hereunder):	George J. Sampas
Krishna Veeraraghavan
Telephone: +1 (212) 558-4000
Facsimile: +1 (212) 558-3588

or such other address or addresses or facsimile numbers as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above. Notices will be deemed given at the time of personal delivery, if sent by facsimile, when sent with electronic notification of delivery or other confirmation of delivery or receipt, or, if sent by Federal Express or other reputable overnight courier, on the day of delivery.

10.5 This Agreement, and the various Schedules and Exhibits thereto, the Membership Interest Purchase Agreement, the Sub-license Agreement, Brewery Acquisition Agreement and the various Schedules and Exhibits thereto, embody all of the understandings and agreements of every kind and nature existing between the parties hereto with respect to the transactions contemplated hereby, and supersede all prior discussions, negotiations and agreements between the parties concerning the subject matter thereof.

10.6 To the extent that any provision of this Agreement is invalid or unenforceable in the Territory or any state or other area of the Territory, this Agreement is hereby deemed modified to the extent necessary to make it valid and enforceable within such state or area, and the parties shall promptly agree in writing on the text of such modification.

10.7 The parties acknowledge that a breach or threatened breach by them of any provision of this Agreement will result in the other entity suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the parties agree that any party may, in its discretion (and without limiting any other available remedies), apply to any court of law or equity of competent jurisdiction for specific performance and injunctive relief (without necessity of posting a bond or undertaking in connection therewith) in order to enforce or prevent any violations of this Agreement, and any party against whom such proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law and agrees not to raise the defense that the other party has an adequate remedy at law. The failure of either party at any time to require performance of any provision of this Agreement shall in no manner affect such party’s right to enforce such provision at any later time. No waiver by any party of any provision, or the breach of any provision, contained in this Agreement shall be deemed to be a further or continuing waiver of such or any similar provision or breach.

10.8 This Agreement is binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement shall give any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

GRUPO MODELO, S.A.B. DE C.V.	CROWN IMPORTS LLC

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title:

[Signature Page to Interim Supply Agreement]

The Registrant has omitted from this filing the Exhibits and Schedules listed below. The Registrant will furnish supplementally to the Securities and Exchange Commission, upon request, a copy of such Exhibits and Schedules.

Exhibits omitted from the Interim Supply Agreement (Exhibit A to the First Amendment to Amended and Restated Membership Interest Purchase Agreement):

Exhibit A	–	Certificate of Officer
Exhibit B	–	Quarterly Freight Adjustment Calculation
Exhibit B-1	–	Example of Quarterly Freight Adjustment